Neah Power Systems launches PowerPlay® with shipment to Fortune 110 Company, CEO provides video update

BOTHELL, WA – (Marketwired) – 05/09/13 -- Neah Power Systems, Inc. (OTCB: NPWZ), http://www.neahpower.com, a provider of power solutions using proprietary, award winning technology for the military, transportation, and portable electronics markets using the PowerChip® and the PowerPlay® technologies, announced today that the Company has shipped a customer paid for PowerPlay unit to a Fortune 110 Consumer Company for evaluation.

The PowerPlay unit is a passive fuel cell that uses some key technologies from the PowerChip® platform. The current version of the PowerPlay is for off-grid smartphone charging for professional and recreational users. The PowerPlay system, in future versions, could be optimized for tablets and other consumer electronics.

Dr. Chris D’Couto, President of Neah Power Systems, noted, “This shipment represents a significant milestone for the company.  The use and evaluation of PowerPlay within a Fortune 110 Company will provide Neah Power Systems feedback to further optimize the product to meet this and other customer requirements.”

Click on link below to watch the interview in its entirety.

www.smallcapepicenter.com/beyondthepressrelease/AGORACOMNeahPowerSmallCapSkype-8May2013-PowerPlay

Shareholders and interested parties are invited to visit the Neah Power Systems Investor Relations Hub on AGORACOM (http://agoracom.com/ir/NeahPowerSystems) where investors are able to ask questions and receive answers in near real-time.

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About Neah Power
Neah Power Systems, Inc. (NPWZ.OB) is a developer of long-lasting, efficient and safe power solutions for the military, transportation, and portable electronics applications. Neah uses a unique, patented and award winning, silicon-based design for its Powerchip®  micro fuel cells that enable higher power densities, lower cost and compact form-factors. The PowerPlay™ is a low cost polymeric fuel cell leveraging some elements of the PowerChip® manufacturing. Previous awards include the 2012 ZINO Green finalist, the 2010 WTIA finalist, and 2010 Best of What’s New™ Popular Science and other awards.

Further Company information can be found at http://www.neahpower.com.

Forward-Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See Neah Power System’s Form 10-K for the fiscal year ended September 30, 2012 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2013 for a discussion of such risks, uncertainties and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.

Contact:

Marianne Breum

Neah Power Systems, Inc.

info@neahpower.com

(425) 424-3324 ext 108